Exhibit 10(b)

Wells Fargo Bonus Plan

The Plan is effective January 1, 2026, and replaces all previous versions of the Wells Fargo Bonus Plan.

© 2023 Wells Fargo Bank, N.A. All rights reserved. Member FDIC.

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I.Purpose of the Plan

The Wells Fargo Bonus Plan (the “Plan”) is a discretionary annual incentive plan designed to retain talent and reward employee performance, appropriate risk management, and business outcomes. The Plan aligns with Wells Fargo’s compensation principles: Pay for performance; Promote effective risk management; Attract and retain talent.

Capitalized terms not defined in the document are defined in Appendix A: Definitions.

Participants who work for Wells Fargo in a jurisdiction outside of the United States (“US”) or are otherwise subject to additional remuneration requirements in accordance with applicable local laws and regulations, should refer to Appendix B: Identified Staff and Country-Specific Terms.

Participants in positions Wells Fargo designates as Loan Originator Participants as defined in Appendix C: Terms for Loan Originator Participants, should refer to Appendix C for Plan requirements specific to Loan Originator Participants.
II.Award eligibility and qualification

Participants who meet the eligibility and qualifying criteria below may be considered for an Award under the Plan.

A.Award eligibility

(i)Except for certain employment changes described in Section V, each Participant must:
1.be employed by their Employer in an incentive-eligible position as of September 30th of the Performance Year and on the Award Payment Date, and have actively worked during the Performance Year; and
2.have not given or received notice of termination for any reason on or prior to the Award Payment Date.

(ii)A Participant who violates the spirit of the Plan by engaging in inappropriate behavior to receive an Award or increase their opportunity for an Award, as determined by the Human Resources Committee of the Wells Fargo & Company Board of Directors (“HRC”) for Executive Officers and by the Plan Manager for all other Participants (in either case, in the sole discretion of the HRC or Plan Manager, as the case may be) becomes immediately ineligible to participate in the Plan for the Performance Year.

B.Award qualifiers
Each Participant is expected to meet the following Award qualifiers to be considered for an Award under this Plan. If the Company identifies that the Participant has not met a qualifier, the value of the Participant’s Award may be negatively impacted or the Participant's opportunity to receive an Award may be eliminated entirely.

(i)Risk Management Accountability: Participants are expected to effectively manage all risk associated with their position in accordance with the Wells Fargo’s Risk Management Framework.
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(ii)Policy, Law, and Regulatory Compliance: Participants are expected to operate in compliance with Applicable Laws, Policies, and Expectations.

(iii)Code of Conduct: Participants are expected to adhere to ethical and honest business practices in accordance with the Wells Fargo Code of Conduct.

A below “Meets” Risk Overlay rating, a finding of individual accountability for risk event(s) and/or disciplinary or corrective action (such as a formal warning, final warning or final notice, or Memo of Censure), including but not limited to actions placing the Participant into the Misconduct Accountability Program (MAP), will be considered in the determination of whether an Award will be made and if so the value of the Award. Reference the HRSS>Misconduct Accountability Program knowledge article for additional program information.
III.Awards

Awards under the Plan are made in the sole and absolute discretion of the Company. An Award under the Plan is not guaranteed regardless of Plan eligibility and/or Award qualifier criteria, and receipt of an Award for one Performance Year does not guarantee the value or receipt of an Award in any subsequent Performance Year.

The Award value should reflect the performance and contributions of the Participant, the Award qualifiers, business performance, and any other factors the Company determines are relevant. Award recommendations are subject to review and approval through the Participant’s management hierarchy. Awards for Executive Officers are reviewed and approved by the HRC.

The HRC or Plan Manager determine whether an Award is paid in cash, deferred cash or granted in equity, or a combination thereof Generally, equity will be granted in the form of restricted share rights, unless prohibited by Applicable Laws, Policies, and Expectations, or as determined by the HRC or Plan Manager. Equity Awards will be granted under the Wells Fargo & Company Long-Term Incentive Plan. Deferred cash Awards will be granted under the Wells Fargo & Company Long-Term Cash Award Plan for US or International Participants. Equity Awards and deferred cash Awards are subject to the terms and conditions of the applicable plans and Award agreements.

IV.Award Payment Timing

Awards for US Participants will generally be made no later than two and one-half months into the calendar year following the end of the Performance Year and Awards for non-US Participants will generally be made no later than the monthly or semi-monthly regularly scheduled payroll date for the month of February of the calendar year following the end of the Performance Year.

The determination of a Participant’s eligibility for, and payment or issuance of, an Award may be delayed if there is an investigation or review of the Participant’s conduct in progress or under consideration on the Award Payment Date, the outcome of which may impact whether the Participant has met the Award qualifiers.
V.Employment changes
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A.Transfers
Participants who hold more than one position during the Performance Year may be considered for an Award for the time they worked in a position covered by this Plan, as long as they meet the eligibility and qualification criteria in Section II (including being employed in an incentive-eligible position on September 30th and employed on the Award Payment Date, subject to Section V.B.).
B.Termination of Employment
Participants must be employed by their Employer (and not serving a notice period) on both September 30th of the Performance Year and the Award Payment Date to be eligible for an Award unless otherwise noted below, subject to the Plan’s other terms and conditions, including criteria set forth in Section II. For the avoidance of doubt, nothing in these provisions or the Plan give rise to any contractual right to receive an Award.
i.Retirement – All Participants
Participants whose employment terminates by reason of Retirement prior to the Award Payment Date are not eligible for an Award. A Participant who has given notice of Retirement and who is serving the notice period on the Award Payment Date prior to their employment terminating by reason of Retirement may be considered for an Award, subject to the other terms and conditions of the Plan. Such Participants must be employed by their Employer on both September 30th of the Performance Year and the Award Payment Date to be considered for an Award for that Performance Year.

ii.Corporate Transactions – All Participants
Participants whose employment terminates by reason of a Corporate Transaction may be considered for an Award subject to the other terms and conditions of the Plan and any contractual arrangements with a third party involved in the Corporate Transaction, despite such Participants not being employed (or serving a notice period) on September 30th of the Performance Year or the Award Payment Date. Awards paid during the Performance year to Participants who terminate by reason of a Corporate Transaction do not require HRC approval of the Plan budget prior to payment of the Award.

iii.Displacements – US Participants
Participants who received notice of Displacement and are serving a notice period (as a result of that Displacement) on or after September 30th of the Performance Year, or on the Award Payment Date are eligible and may be considered for an Award, subject to the other terms and conditions of the Plan.

iv.Good Leaver Events – Non-US Participants
If the reason for a Non-US Participant’s cessation of employment is a Good Leaver Event, then despite the Participant not being employed on the Award Payment Date or serving out a notice period on or prior to the Award Payment Date, the Participant may be considered for an Award, subject to the other terms and conditions of the Plan and the Participant’s timely execution of a release of all claims on terms acceptable to their Employer. Non-US Participants whose employment terminates due to the redundancy Good Leaver Event must be employed on September 30th of the Performance Year to be considered for an Award for that Performance Year; Non-US Participants whose employment terminates due to other Good Leaver Events may be considered for an Award despite not being employed on September 30th of the Performance Year. A Participant may be asked to furnish evidence to support a finding that there is a Good
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Leaver Event in respect of the Participant. See Appendix B: Identified Staff and Country-Specific Terms for additional information.

v.Death – All Participants
In the event of a Participant’s death during the Performance Year, the Participant may be considered for an Award, despite the Participant not being employed on September 30th of the Performance Year or the Award Payment Date, subject to the other terms and conditions of the Plan. Awards paid during the Performance Year on behalf of deceased Participants do not require HRC approval of the Plan budget prior to payment of the Award.

Participants working in a country identified in Appendix B, Identified Staff and Country-Specific Terms, should refer to the appendix for additional country-specific Plan provisions that may be applicable to such Participants.
VI.Plan administration
A.General Administration
Wells Fargo administers the Plan. The HRC determines whether Awards may be paid for a Performance Year, the annual budget for such Awards, and the Award values for Executive Officers. Wells Fargo’s Chief Executive Officer allocates the budget to the lines of business and enterprise functions, and determines the funding for Awards to Loan Originator Participants as set forth in Appendix C. Subject to the paragraph directly below, Wells Fargo has the authority to designate Participants, interpret the terms of the Plan and the structure of Awards under the Plan, determine Awards for Participants, establish, amend and rescind any rules and procedures relating to the Plan, and make all other determinations for the administration of the Plan.

The HRC has the authority to designate Executive Officers as Participants, interpret the terms of the Plan for Executive Officers, to make any and all decisions with respect to Awards under the Plan (including special discretionary payments), including the value and structure of Awards, for Executive Officers. The Board of Directors of Wells Fargo or the HRC may also establish, amend, and rescind any rules and procedures related to the Plan, and make determinations necessary or advisable for the administration of the Plan.

Awards under the Plan (whether cash, equity or otherwise) are not included when calculating any benefits and/or payments based on salary. Awards are discretionary. As such, they are not a component of salary or other compensation due to the Participant at the end of the Participant’s employment with Wells Fargo.

B.Plan Manager
Notwithstanding Section VI, A above, Wells Fargo provides the Plan Manager with full discretionary authority to administer and interpret the Plan for Participants except Executive Officers. The Plan Manager may, at any time, delegate to personnel of Wells Fargo such responsibilities as it considers appropriate to facilitate the day-to-day administration of the Plan. Such delegation(s) will be documented in writing. The Plan Manager’s authority includes approving, denying or adjusting a Participant’s Award value or Award recommendation and approving special discretionary payments for Participants who do not meet eligibility criteria in Section II and Section V.
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Plan commitments or interpretations (oral or written) by anyone other than the Plan Manager (or an appointed delegate) or the HRC, are invalid and will have no force or effect upon the policies, procedures and expectations set forth in this Plan.
In the event of any conflict between the Plan and oral or written communications, summaries, or overviews of the Plan, the specific terms of this Plan and any official amendments to this Plan will control.
C.Payments subject to Applicable Laws, Policies, and Expectations
The determination and payment of any Award under the Plan is subject to the conditions and restrictions imposed under Applicable Laws, Policies, and Expectations. A Participant’s rights to or receipt of compensation under the Plan may be limited, modified, delayed, cancelled or recovered to ensure compliance with all such Applicable Laws, Policies, and Expectations and any supplemental guidance that may be issued from time to time.
D.Inquiries and Disputes
If a Participant would like to submit an inquiry or dispute regarding their Award under the Plan, the Participant should attempt to resolve it with the manager of their business unit as soon as possible. If this is not successful, the Participant may initiate an inquiry through HR Services & Support > Submit a Compensation Inquiry within 45 days following the Award Payment Date, or as soon as possible (if the Participant does not have access to HR Services & Support, they may send a request to compensationdelivery@wellsfargo.com. For additional information about submitting an inquiry or dispute, refer to the HR Services & Support knowledge article called Incentive Plans.
E.Overpayments
In the event a Participant is overpaid an Award, the value not Earned may be recouped by the Employer, subject to Applicable Laws, Policies, and Expectations. The Participant is expected to promptly repay their Employer or Wells Fargo, any portion of the Award value that was paid but not Earned and not recovered through recoupment.
F.Performance Conditions and Clawbacks
Awards under this Plan may be subject to performance conditions, and other requirements, as reflected in any applicable reduction, recoupment, cancellation, malus or clawback policies, practices or provisions, or such other agreements, plans, policies or provisions, of the Company, as in effect from time to time, and any applicable reduction, recoupment, cancellation, malus or clawback requirements imposed under Applicable Laws, Policies, and Expectations, including but not limited to the Clawback and Forfeiture Policy.
G.No Employment Right
Neither the action of Wells Fargo in establishing or maintaining the Plan, nor any provision of the Plan itself, nor any Award under the Plan, shall be construed so as to grant any person contractual rights with respect to their employment or continued employment (or if applicable, additional contractual rights).

For US Participants, the Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with their Employer. Both the Participant and their Employer are free to terminate the Participant’s employment relationship at any time for any reason.
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For non-US Participants, despite participation in the Plan, a Participant’s employment relationship with their Employer may be terminated at any time in accordance with the Participant’s employment contract or Applicable Laws, Policies, and Expectations. The Plan does not form part of a Participant’s contract of employment, unless otherwise required by Applicable Laws, Policies, and Expectations.

No person, including any Participant, shall acquire any right to an accounting audit or to examine the books or the affairs of Wells Fargo.
H.Amendment or Termination of the Plan
The Board of Directors of Wells Fargo & Company or the HRC may amend, suspend, or terminate the Plan or any Award or Award recommendation at any time, for any reason. The Plan Manager may amend the Plan to the extent consistent with its authority to administer the Plan under Section VI, A., including, but not limited to, revising any information in Appendix B: Identified Staff and Country-Specific Terms to comply with the laws governing the jurisdiction under which a Participant subject to such appendix is located.
I.Assignment, Unsecured Obligations and Validity
No Participant has any right or power to pledge or assign any rights, privileges, or Awards provided for under the Plan unless the Plan provides that Awards may be allocated to certain eligible recipients.

Awards under the Plan are unsecured obligations of the Company.

In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the remaining parts of the Plan. Instead, this Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.
J.Withholding Taxes and Deductions
Wells Fargo shall deduct from all payments under the Plan a value necessary to satisfy the relevant statutory deductions for income tax, social insurance, and/or other applicable statutory pension and/or special/labor insurance contribution deductions required to be taken under the law of the jurisdiction governing the Participant; provided however, the Participant is responsible for appropriate reporting and remittance of taxes and other statutory contributions in relation to Award payments under this Plan where required in their locations.
K.Governing Language & Governing Law and Jurisdiction
Subject to applicable law, to the extent that this Plan or any other document related to this Plan is made available in local language and English versions for any jurisdiction, should there be any difference in interpretation, the English version will prevail, and the relevant local language version shall be deemed to be automatically amended to conform with, and to make the relevant local language version consistent with, the English version.

The Plan shall be construed, administered, and governed in accordance with the laws of the State of Delaware for US Participants and the laws of the jurisdiction governing the Participant’s employment with the Employer for Non-US Participants. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
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L.IRS Section 409A for Participants on US-Based Payroll
For Awards subject to US tax laws, to the extent incentive compensation under the Plan is paid in cash no later than two and one-half months following the end of the Performance Year, the Company intends such Award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A. If, however, it is administratively impracticable to pay an Award within two and one-half months following the end of the Performance Year (generally March 15th) or a payment is delayed due to an unforeseeable event or investigation or review, payment will be made as soon as administratively possible but in no event later than the end of such calendar year following the end of the Performance Year. In the event an Award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such value will be paid in a manner that will satisfy the requirements of Internal Revenue Code Section 409A and applicable guidance thereunder.

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Appendix A: Definitions

Term/Acronym	Definition
Applicable Laws, Policies, and Expectations
All rules, laws, guidance, regulations, and all enterprise and business-specific policies, procedures, and expectations (including “Related Information” and documents referenced in the policies, and HR Services & Support (HRSS) articles or other documents describing the expectations of the Company or business), applicable to the Participant.
Award	Any incentive compensation (whether cash, equity or other form authorized by the Plan) provided under the Plan.
Award Payment Date	Calendar date on which Payroll initiates delivery of the non-deferred cash portion of an Award or if an Award is solely in equity or deferred cash issuance of the Award to a Participant.
Company or Wells Fargo	Wells Fargo & Company, its subsidiaries and affiliates.
Corporate Transaction
A transaction where another company contractually agrees to either acquire all or any portion of the assets, stock, or operations of Wells Fargo and/or enters into some other business arrangement with the Company. A Participant’s involuntary termination due to a Corporate Transaction must be documented as such in Wells Fargo’s HR system of record.
Displacement (Applicable only to US Participants)	A position elimination, substantial position change or other qualifying event described in the Wells Fargo & Company Severance Plan resulting in the termination of a US Participant’s employment.
Earn or Earned
An Award will be deemed “Earned” by a Participant under the Plan when all the terms and conditions under the Plan have been met and an Award has been paid or provided to the Participant.

Equity and deferred cash Awards are subject to additional terms including acceptance of, and compliance with, the terms and conditions of the Awards as described in an Award agreement.
Employer	The Wells Fargo entity that employs the Participant.
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Term/Acronym	Definition
Executive Officer
Executive Officers shall be those persons designated “officers” by the Wells Fargo & Company’s Board of Directors for purposes of Section 16 of the Exchange Act and the rules thereunder (“Section 16”). Additionally, any Operating Committee Member who is not designated an “officer” under Section 16 shall be considered an Executive Officer for purposes of this Plan.
Good Leaver Event (Applicable only to non-US Participants)	See Appendix B: Identified Staff and Country-Specific Terms for additional information, including a definition of a Good Leaver Event.
Operating Committee Member	The Chief Executive Officer (“CEO”) of the Company and identified senior managers who are direct or indirect reports to the Chief Executive Officer.
Participant

An employee in a position designated by their Employer as eligible for participation in the Plan who is classified as Regular or Fixed Term in Wells Fargo’s HR system of record(unless otherwise specified in Appendix B: Identified Staff and Country-Specific Terms), and who meets the Award eligibility and qualification criteria for participation in the Plan set forth in Section II. A US Participant refers to an employee on a US-based payroll; a non-US Participant refers to an employee on a non-US based payroll.

Performance Year	The calendar year under which a Participant’s performance is evaluated for purposes of an Award recommendation.
Plan Manager	The head of Total Rewards of the Company, and/or their respective delegates.
Retirement	A Participant is considered “retired” if the Participant’s termination is accurately entered in Wells Fargo’s HR system of record as a retirement.

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Appendix B – Identified Staff and Country-Specific Terms
Identified Staff

CRD Identified Staff and IFD/IFR/IFPR Identified Staff
This part of Appendix B applies to all applicable Participants regardless of the country in which they are employed by an Employer, who are classified as Identified Staff for the purposes of European financial services regulations.

If a Participant is CRD Identified Staff or IFD/IFR/IFPR Identified Staff, the Participant’s eligibility for an Award will be governed by, and subject to, the terms and conditions of the Plan, and any other conditions and restrictions imposed under any applicable law, rules and regulations. The form of any Award under the Plan and payout terms and conditions will be governed by the Identified Staff Incentive Payout Structure, a document that supplements the Plan and only applies to Awards granted to CRD Identified Staff and IFD/IFR/IFPR Identified Staff Participants.

For purposes of this part of Appendix B, the following definitions shall apply:
•CRD means Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms as amended by Directive (EU) 2019/878 of the European Parliament and the Council of 20 May 2019, and all associated directives, regulations and implementing legislation, rules or guidance (including without limitation the UK Financial Conduct Authority dual-regulated firms remuneration code and UK Prudential Regulation Authority remuneration rules), in each case as amended or replaced from time to time.
•IFR means Regulation 2019/2033 of the European Parliament and Council of 27 November 2019 on the prudential requirements of investment firms and IFD means Directive 2019/2034 of the European Parliament and Council of 27 November 2019 on the prudential supervision of investment firms and all associated directives, regulations and implementing legislation, rules or guidance, in each case as amended or replaced from time to time, including without limitation the Investment Firms Prudential Rules of the Financial Conduct Authority in the UK and the UK Financial Conduct Authority MIFIDPRU remuneration code (IFPR).
•CRD Identified Staff means all Participants who have been classified as Identified Staff for the purposes of CRD.
•IFD/IFR/IFPR Identified Staff means all Participants who have been classified as Identified Staff for the purposes of IFD/IFR/IFPR.

Country-Specific Terms

III.Awards

The following provision is added to Section III. and applies to India.

Any reference to ‘bonus’, ‘incentive’, or ‘Award’ in the Plan shall be read and construed as meaning an incentive payment that a Participant may be eligible to receive subject to the terms of the Plan. For the avoidance of doubt, a reference to ‘bonus’, ‘incentive’, or ‘Award’ in the Plan is not indicative of any entitlement or potential entitlement to a profit-based bonus under the Payment of Bonus Act 1965, as may be amended from time to time, or any other Applicable Laws, Policies and Expectations.
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The following provision is added to Section III. and applies to India and the Philippines.

For Wells Fargo in India and the Philippines, their respective Board of Directors, Managing Director, and Head of Finance Shared Services Group must approve the aggregate value of Awards for employees of the respective local entities. Notwithstanding the foregoing, Awards to Executive Officers of Wells Fargo in India and the Philippines are subject to the approval of the HRC.

V. Employment Changes

The following provision is added to Section V. B. and applies to China, Hong Kong, India, Japan, Korea, Singapore, Taiwan, Vietnam, and the Philippines.

vi.Required to Retire
In the event a Participant has been required to retire prior to the Award Payment Date, subject to the relevant provisions as set forth in the applicable Retiring from Wells Fargo articles associated with the Global Employee Handbook, they may be considered for an Award. In the event a Participant ceases to be employed by their Employer on this ground prior to September 30th, they may still be considered for an Award.

The following provision is added to Section V. B. as the second-last paragraph and applies to all non-US countries.

Cause
A Participant whose employment terminates due to Cause or where one of the reasons for the employment termination falls within the definition of Cause, shall not qualify for an Award. Cause shall include:

a)a Participant’s continued failure or refusal to perform satisfactorily any duties reasonably required of the Participant, after written notification by Wells Fargo, and the Participant’s failure within the prescribed timeframe in such written notification to correct such failure or refusal (other than failure by reason of incapacity due to physical or mental illness); or

b)the commission of any fraud, misappropriation, embezzlement, dishonest act, criminal offence, violation of law, or other act or omission that makes a Participant ineligible for coverage under Wells Fargo’s fidelity bond or otherwise makes the Participant ineligible for continued employment according to Applicable Laws, Policies, and Expectation; or

c)any act of gross misconduct, gross negligence, or gross insubordination; or

d)reporting to work impaired by alcohol, narcotics, or unlawful controlled substances; or

e)any serious violation of the Applicable Laws, Policies, and Expectations, including, but not limited to, any employment or compliance policies and procedures, the Anti-Bribery and Corruption Policy, the Information Security Overview, the Code of Conduct (or any other similar code applicable to a Participant’s line of business), or local work rules; or

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f)violation of any securities or commodities laws or other laws applicable to financial institutions, any rules or regulations pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which Wells Fargo is a member, or of any regulator of financial institutions with oversight of Wells Fargo, or of any other regulatory or professional body, including, but not limited to, any violation, act, or omission relating to misrepresenting, failing to possess, or maintain necessary qualifications, failing to meet a regulatory condition or requirement, any action (such as bankruptcy, insolvency, or entering into a creditor arrangement) that compromises the Participant’s ability to serve Wells Fargo, engaging in activities in which the Participant is not licensed or authorized to conduct or that otherwise adversely impact Wells Fargo’s financial interests, reputation, or ability to conduct regulated or other business activities; or

g)any other reason justifying a termination for cause or just cause or, where applicable, a summary dismissal without notice or payment in lieu, under the terms of a Participant’s employment contract or pursuant to Applicable Laws, Policies, and Expectations, including, but not limited to, applicable local employment legislation.

The Plan Manager or their delegate(s) have the sole discretion to determine whether a Participant’s employment has been terminated for cause under the Plan and its decision is final and binding.

The following provision is added to Section V. B. iv. and applies to all non-US countries except as noted below.

Good Leaver Events
The following are Good Leaver Events:

a)A Participant who is absent from work due to injury, ill-health, or disability for a period of 182 days (whether or not consecutive) in any period of twelve (12) consecutive months, or whose employment is otherwise lawfully terminable due to a disease pursuant to Applicable Laws, Policies, and Expectations.
b)A Participant’s office or employment, by the virtue of which the participant is eligible for an Award, being transferred to a person or entity that is not an affiliated company of Wells Fargo.
c)Redundancy, where Wells Fargo has determined that the Participant’s position is no longer necessary and shall be discontinued and the Participant is expressly dismissed by reason of “redundancy.”, including, but not limited to, in circumstances in which the redundancy is confirmed by execution of a mutual separation agreement. For the avoidance of doubt, the Participant is not redundant if, in the view of Wells Fargo, they have been offered reasonable alternative employment or if their employment is terminated without Cause in circumstances other than the discontinuance of the Participant’s position.

d)Where the Participant was employed under a fixed-term employment contract, the expiry of the fixed term, save if, in the view of Wells Fargo, the Participant has been offered reasonable alternative employment or if their employment is terminated without Cause in circumstances other than the expiry of the fixed-term. (this subsection d) applies only to France, Germany, Ireland, Netherlands, Sweden, and the United Kingdom)

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The following provision is added to Section V. B. and applies to Canada.

Termination Without Cause and Common Law
Subject to applicable employment standards legislation, a Participant whose employment is terminated without Cause in circumstances in which the termination does not qualify as a Good Leaver Event will not be entitled to an Award or payment in lieu thereof. Other than expressly required by applicable employment standards legislation, there shall be no Award or payment in lieu thereof paid to a Participant in respect of or attributable to any period of common law reasonable notice to which a Participant might be entitled, whether in a Good Leaver Event or otherwise.

Appendix A: Definitions

The following provision is added to ‘Participant’ and applies to Canada.

Subject to applicable employment standards legislation, fixed-term employees in Canada are not eligible to participate in the Plan.

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Appendix C – Terms for Loan Originator Participants
This Appendix C: Terms for Loan Originator Participants sets forth Plan terms specific to Loan Originator Participants. For the avoidance of doubt, references to “Terms for Loan Originator Participants” or “Appendix C” in this Plan include the provisions described below.

Section I. Purpose of the Plan includes the following paragraph for Loan Originators:

This Plan is intended to comply with the requirements and restrictions on compensation for Participants Wells Fargo has identified as "Loan Originators" consistent with the Consumer Financial Protection Bureau's ("CFPB") final rules on Loan Originator Compensation Requirements under the Truth in Lending Act (Regulation Z) published on February 15, 2013 and any amendments or supplemental guidance thereto (the "Final Rules"), including restrictions on the payment of "non-deferred profits-based compensation" as defined in the Final Rules, and shall be administered and interpreted consistent with those requirements and restrictions. Wells Fargo does not intend the funding of Awards under the Plan or determination of the value of any Award under the Plan for Participants in positions Wells Fargo designates as Loan Originators or covered by SAFE (“Loan Originator Participants”) to be based in whole or in part on the profits of mortgage-related business of Wells Fargo or any business group or business unit thereof. Wells Fargo may consider profits from non-mortgage-related business (determined in accordance with reasonable accounting principles as permitted under the Final Rules) in determining the funding for the Plan and/or individual bonus values for Loan Originator Participants under the Plan. In the event the Plan or any Award payable under the Plan to a Loan Originator Participant is determined to be "non-deferred profits-based compensation", such values may be adjusted or reduced and will be paid in a manner that will satisfy the applicable requirements and restrictions under the Final Rules.
Section VI, A. General Administration, includes the following paragraph:

The funding for Awards to Loan Originator Participants is determined by Wells Fargo’s Chief Executive Officer. Eligibility and qualification for Awards for Loan Originator Participants is evaluated for appropriateness and in compliance with Applicable Laws, Policies and Expectations including Regulation Z and the Final Rules, and the other terms and conditions of the Plan.
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